EXHIBIT 5.1

LEGAL OPINION

COHEN & RICHARDSON, LLP

2321 Rosecrans Avenue, Suite 4210

El Segundo, California 90245

May 26, 2010

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

 Silverhill Management Services, Inc. - Amendment No. 8 to the Registration Statement on Form S-1

_______________________________________________

Gentlemen:

We have been requested by Silverhill Management Services, Inc., a Delaware corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned Amendment No. 8 to the Registration Statement (the "Registration Statement") covering an aggregate of 727,000 shares (the "Shares") of the Company's common stock, offered on behalf of certain selling stockholders.

In connection with this opinion, we have examined the Registration Statement and the Company's Certificate of Incorporation and By-laws (each as amended to date), copies of the records of corporate proceedings of the Company, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been legally issued, validly issued and are fully paid and non-assessable.

We render no opinion as to the laws of any jurisdiction other than the States of New York and Delaware. The undersigned, Cohen & Richardson, LLP, hereby consents to the use of this legal opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Registration Statement and in the prospectus included in the Registration Statement. The undersigned confirms that, as of the date hereof, Eric Richardson, a partner of the firm, owns 44,000 shares of the Company’s common stock which are included in the Prospectus and no other securities of the Company.

Very truly yours,

/s/ Cohen & Richardson

Cohen & Richardson, LLP